Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Standard Parking Corporation Long-Term Incentive Plan of Standard Parking Corporation of our reports dated March 12, 2008, with respect to the consolidated financial statements and schedule of Standard Parking Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Standard Parking Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 22, 2008